Exhibit 99.1

Final — For immediate release	CONTACT: PAUL VITEK, CFO
(972)401-0090
Release #06-03
CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 EARNINGS; DISCUSSES START-UP OF NEW PRODUCTION FACILITY AND OUTLOOK FOR 2006
Conference Call Scheduled for Today, 10:00 a.m. Central Time
Irving, Texas (February 3, 2006) — CARBO Ceramics Inc. (NYSE: CRR), the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $10.4 million, or $0.43 per diluted share, on revenues of $63.6 million for the quarter ended December 31, 2005. Revenues for the quarter increased 2 percent while net income declined 3 percent compared to the fourth quarter of 2004. For the year ended December 31, 2005, the company reported record net income of $46.6 million, or $1.93 per diluted share, on record annual revenues of $252.7 million. Revenues and net income for the full year 2005 increased 13 percent and 12 percent, respectively, compared to the full year 2004. The company also announced that it has completed the start-up of its new manufacturing facility in Wilkinson County, Georgia, and began shipping product from the facility in January.
The increase in revenues compared to last year’s fourth quarter was attributable to a 23 percent increase in revenue from Pinnacle Technologies due to growth in the demand for fracture mapping services in the U.S. market. Revenues for the fourth quarter of 2005 included $7.5 million from Pinnacle Technologies, Inc. compared to $6.1 million for the fourth quarter of 2004. Revenues from the company’s proppant business were unchanged compared to the previous year’s fourth quarter as an increase in the average selling price offset a reduction in sales volume.
Worldwide proppant sales totaled 189.6 million pounds for the quarter, in line with the previous two quarters in 2005, but 6 percent below last year’s fourth quarter. The company’s ability to increase its quarterly sales volume of ceramic proppant in 2005 was limited by manufacturing capacity and inventory levels following the draw down of inventory that accompanied the quarterly sales volume records established in the fourth quarter of 2004 and the first quarter of 2005. For the fourth quarter of 2005, North American sales volume increased 11 percent compared to last year’s fourth quarter with increased shipments in the U.S., Canada and Mexico. Overseas sales volume declined 47 percent compared to last year’s fourth quarter due principally to decreased sales volume in Russia. Excluding the decline in Russian sales, overseas sales volume during the fourth quarter of 2005 increased 7 percent compared to the same period a year earlier. Sales in Russia have slowed due to an increase in the availability of locally produced proppant, the pricing of which excludes customs duties, tariffs and transportation expenses associated with imported products. The company is addressing this situation through the construction of a manufacturing facility in Kopeysk, Russia.
The average selling price of the company’s ceramic proppant increased 7 percent compared to the fourth quarter of 2004. The increase in the average selling price for the company’s ceramic proppants compared to last year’s fourth quarter was due primarily to an increase in list prices for the company’s products and energy surcharges that were implemented during the second half of 2005. The impact of these increases was partially offset by a shift in the mix of products produced and sold toward the company’s lower-priced lightweight ceramic proppant.

CARBO Ceramics Fourth Quarter and Full Year 2005 Earnings Release
February 3, 2006

Net income for the fourth quarter of 2005 declined slightly versus the same period last year due to a dramatic increase in natural gas costs on the company’s manufacturing costs for ceramic proppant and a shift in product mix toward the company’s lower priced lightweight ceramic proppant due to a temporary change in the availability of bauxite. The company had previously contracted for most of its domestic natural gas requirements through October 2005. However, beginning in November, the company began paying current market rates for all of its domestic requirements. The company’s spending for natural gas delivered to its U.S. manufacturing facilities during the fourth quarter of 2005 increased 65 percent compared to both the fourth quarter of 2004 and the company’s average cost of natural gas during the first nine months of the year. In addition, the company experienced a delay in receiving bauxite from its primary supplier in the fourth quarter of 2005 due to a production problem at the supplier’s facility. The temporary shortage of this raw material resulted in a decrease in production of the company’s intermediate and high strength products and an increase in production of its lightweight products. This is the first interruption in the supply of bauxite the company has experienced in over twenty years, and the problem is not expected to continue into 2006.
Selling, general and administrative expenses decreased slightly from the previous year as increases in research and development activity were offset by decreased spending on professional fees related to compliance and legal activities. During the fourth quarter of 2005 the company had start-up costs of $0.6 million related to its new manufacturing facility in Wilkinson County, Georgia. While the company had no start-up expenses in the fourth quarter of 2004, the company recognized a loss on impairment or disposal of assets totaling $1.1 million during that period. The increased manufacturing costs, partially offset by decreased selling, general and administrative expense as a percentage of revenues, resulted in a fourth quarter 2005 operating profit margin of 25 percent compared to a 27 percent operating profit margin for the fourth quarter of 2004.
For the year ended December 31, 2005, revenues increased 13 percent compared to 2004. The increase was the result of a 6 percent increase in ceramic proppant sales volume, a 6 percent increase in the average selling price of ceramic proppant, and a 23 percent increase in revenues from Pinnacle Technologies. Demand for the company’s proppant was strong throughout the year; however, sales volume was consistently limited by the company’s production capacity. The company drew down inventory levels in the fourth quarter of 2004 and the first quarter of 2005, and its ability to increase quarterly sales volume of ceramic proppant has been limited since that time. North American proppant sales volume increased 24 percent compared to 2004, with increased sales in the U.S., Canada and Mexico. U.S. sales volume increased 18 percent versus the previous year while sales to Canada and Mexico increased 37 percent and 81 percent respectively compared to the same period in 2004. Excluding Russian sales, overseas sales volume increased 2 percent in 2005 compared to the previous year. However, total overseas sales volume declined 34 percent compared to last year primarily due to decreases in Russia.
For the year ended December 31, 2005, the higher average selling price for ceramic proppant was due primarily to the impact of a price increase and energy surcharges that went into effect in 2005. Revenues for the full year 2005 included $26.9 million for Pinnacle Technologies compared to $22.0 million for 2004. The increase in Pinnacle Technologies’ revenues was due primarily to the increase in fracture mapping activity in the U.S. market.
For the year ended December 31, 2005, the company’s operating profit margin was 28 percent compared to 29 percent in 2004. Operating profit margins in the company’s proppant business declined slightly from the previous year due primarily to an increase in manufacturing costs attributable to higher natural gas costs incurred in the second half of 2005. Operating profit margins for Pinnacle Technologies declined due to increased labor costs in preparation for anticipated growth, increased subcontractor costs due to a change in the mix of service offerings and increased spending on fracture mapping tool development. Selling, general and administrative expenses for the year ended December 31, 2005, increased $2.4 million compared to the same period in 2004, primarily due to increased research and development activities and administrative expenses associated with the company’s global growth.

CARBO Ceramics Fourth Quarter and Full Year 2005 Earnings Release
February 3, 2006

The company’s new manufacturing facility in Wilkinson County, Georgia (“McIntyre II”) started up as scheduled in January 2006 and was completed slightly below the planned expenditure of $62 million. The McIntyre II plant is expected to produce between 150 and 200 million pounds of proppant in 2006. McIntyre II is expected to have manufacturing capacity of 250 million pounds per year, and will increase the company’s existing production capacity by 33 percent when fully operational.
President and CEO Mr. Jesse P. Orsini provided additional guidance for 2006, stating that “We are very pleased with the start-up of our new facility in Wilkinson County, Georgia. The plant was completed on schedule and under budget. The completion of the McIntyre II facility provides us with significant new capacity and an opportunity to resume our historical growth rate. We anticipate that demand will remain strong for our products in the current environment. With this additional capacity, we will pursue even more aggressively the technical marketing and education program that has been instrumental in CARBO’s demonstration of the value of ceramic proppant and fracture diagnostic services to owners of oil and gas wells. During the first quarter, we will continue to be impacted by the high natural gas costs we’ve experienced in recent months. However, we expect to see margins improve during the remainder of the year as previously announced price increases become effective in all regions, natural gas costs stabilize, and as we ramp up production at the McIntyre II facility.“
Regarding the company’s international expansion, which is underway in the Russian Federation, and regarding the company’s 2006 focus, Orsini further stated, “I am also pleased to inform you that we have completed foundation work at our plant in Russia, structural work on the buildings has begun, much of the equipment is on site and we are on schedule for completion of this 100 million pound per year facility late this year. Our focus for 2006 will be on continuing to grow the market for ceramic proppants in North America and abroad, on developing synergies between our products and services businesses, and on evaluating further capacity additions.”
As previously announced, a conference call to discuss the company’s fourth quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time. To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call” or conference ID 4582888. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc. is based in Irving, Texas.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics Fourth Quarter and Full Year 2005 Earnings Release
February 3, 2006

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$63,567	$62,211	$252,673	$223,054
Cost of sales	40,237	37,468	153,941	131,648

Gross profit	23,330	24,743	98,732	91,406
Selling, general & administrative	6,928	7,063	27,245	24,864
Start-up costs	619	—	1,092	—
Impairment or disposal of assets	—	1,095	95	1,144

Operating profit	15,783	16,585	70,300	65,398
Interest income, net	416	257	1,756	570
Other, net	38	206	27	254

Income before income taxes	16,237	17,048	72,083	66,222
Income taxes	5,840	6,297	25,463	24,549

Net income	$10,397	$10,751	$46,620	$41,673

Earnings per share:
Basic	$0.43	$0.45	$1.94	$1.75

Diluted	$0.43	$0.45	$1.93	$1.73

Average shares outstanding:
Basic	24,079	23,941	24,005	23,868

Diluted	24,198	24,143	24,177	24,065

Depreciation and amortization	$3,658	$3,214	$13,624	$12,177

Selected Balance Sheet Information

	Dec. 31, 2005	Dec. 31, 2004
	(in thousands)
Cash, cash equivalents and short-term investments	$61,670	$80,115
Total other current assets	86,617	66,167
Property, plant and equipment, net	179,500	125,385
Intangible and other assets, net	6,169	4,010
Total assets	355,796	297,517
Total current liabilities	36,309	29,192
Deferred income taxes	26,121	23,958
Shareholders’ equity	293,366	244,367
Total liabilities and shareholders’ equity	355,796	297,517